LICENSE AGREEMENT

This Agreement made this 2nd day of July, 2007 between Power Hydraulics, LLC, a Louisiana limited liability corporation ("Licensee") located at 1632 Broad Street, Lake Charles, LA 70601; and Maxim TEP, Inc., a Texas corporation ("Licensor") located at 9400 Grogan's Mill Road, Suite 205, The Woodlands, TX 77382 (herein referred to as "Maxim").

RECITALS

WHEREAS, Maxim has acquired innovative patented technology in lateral drilling (the "Technology"), also known as Landers Horizontal Technology—based specifically on United States Patent Numbers 5,413,184, 5,853,056 and 6,125,949—and is authorized to grant licensing and limited licensing agreements for the use of this patented technology to qualified companies operating within specific geographical locations. The Maxim Technology is designed principally for the purpose of increasing permeability in wells by opening lateral channels extending radially from the wellbore; and

WHEREAS, Maxim has also developed proprietary techniques and methods for the utilization of the Technology (hereinafter "Trade Secrets"); and

WHEREAS, Licensee desires to obtain the rights to market and to use the Technology and Trade Secrets within North America for the purpose of entering into the well stimulation service business, partnerships, production sharing transactions and/or joint ventures in oil and gas production; and

WHEREAS, Maxim desires to confer upon Licensee such right to market and to use the Technology and Trade Secrets pursuant to Maxim's receipt of the consideration described below and subject to the terms and conditions described herein; and

WHEREAS, Licensee desires to market and use such technology to establish or enter into the well stimulation service business, partnerships, production sharing transactions and/or joint ventures based on the Technology and other proven and developing technologies;

NOW, THEREFORE, in consideration of the forgoing "Recitals", which are a material part of this Agreement, and the rights, obligations and interests included under this Agreement, both parties agree as follows:

1. **Grant of License.** Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a license to (1) use the Down-Hole Equipment, Technology, products patented method and apparatus, and Trade Secrets as detailed in Exhibit A and in U.S Patents 5,413,184, 5,5853,056 and 6,125,949 (the "Products"); and (2) to manufacture, market and distribute the Products during the term hereof for the purposes and within the geographical area set forth herein, and subject to the terms and conditions hereof (referred to herein as either the "License" or the "Agreement"). "Licensee" shall include Licensee, its employees, officers, agents, affiliated entities, and/or any sub-licensee.

2. **Area.** Subject to the terms and conditions hereof, the License shall entitle Licensee to use the Technology, during the term hereof only within North America ("Area"). The

Area of Licensee is non-exclusive and the Licensee acknowledges that other oil and gas business have non-exclusive licenses for the Technology as well as self use and joint venture rights of Carl Landers of Madisonville, TN (collectively, the "Other Licensees").

3. **License Fee.** Licensee shall (1) accept the non-payment of all of Licensor's outstanding invoices, debts and obligations as of the date of this Agreement as payment and consideration for this License; and (2) Licensee will pay, as collected, a percentage of its gross revenue (pursuant to Exhibit B) derived specifically from the sale of Technology-based services, training and downhole tools ("the Products").

4. **Payments of Percentage of Gross Revenues.** Licensee will render quarterly reports on Technology-based Services and Product sales within 15 days following the end of each calendar quarter and will submit applicable licensee fee payments on this same basis. The quarterly reporting and payments will be due to Maxim on January 15, April 15, July 15, and October 15.

5. **Business Activates.** Licensor and Licensee may engage in other business activities outside of the Technology, regardless of whether such activities are competitive with the Technology. The Licensee will provide preferential treatment and pricing to Licensor for any well services based on the Technology or Product provided to the Licensor or any company or wellbore of which the Licensor has at least a 5% interest (i.e. affiliates). Licensee will offer Licensor a 20% discount off the normal pricing structure for Technology-based services and products: Licensor shall not be entitled to a 10% royalty on these discounted services. Licensor concedes that its purchases will not be subject to this discount if the effective profit margin for Licensor on Technology-based downhole tools is less than 10%.

6. **Term.** This Agreement shall become effective upon execution by both parties. It shall have a term of Four (4) YEARS, or termination as expressly provided herein. This Agreement automatically renews for two (2) additional five (5) year periods, if the Licensee has performed in accordance with the terms of this Agreement.

7. **Termination.**

A. This Agreement may be terminated by mutual consent of both parties.

B. Either party may terminate this Agreement for cause upon sixty (60) days written notice. After receipt of such notice, the party at fault shall have sixty (60) days to rectify or cure the failure(s). If the party's failure to cure is for a reason beyond such party's control, then such period shall be extended so long as such party is in good faith attempting to cure such failure. Termination for cause is defined as Licensee's failure or continuing failure to meet the material terms of this Agreement or Licensee's failure to pay License Fees in a timely manner.

C. Licensor may also immediately terminate this Agreement, by written notice of termination if:

i. Licensee attempts to assign or sub-license the right to use the Technology except as set forth in this agreement.

ii. Licensee assigns this Agreement for the benefit of creditors. iii. Licensee admits

insolvency, or Licensee becomes unable to pay its obligations as they become due;

iii. Any voluntary, or involuntary proceedings are instituted by, or against Licensee under bankruptcy or insolvency laws, or for corporate reorganization, or for a receivership, or for the dissolution of Licensee, and such involuntary proceedings are not resolved within the earlier of six (6) months, or the end of the effective term;

iv. Licensee commits any material act of fraud, or dishonesty, such act to be adjudicated by final judgment of a court of competent jurisdiction.

D. Good faith termination under this Agreement shall not impose any liability on Licensor or Licensee under the provisions of this Agreement. It is further agreed by Licensee that Licensee will immediately advise Licensor in writing of the occurrences of any event specified in this section.

E. Upon termination of this Agreement, Licensee shall immediately cease to represent itself as an Maxim licensee, cease to use the Maxim corporate name and or any Maxim trademark, or any near resemblance of such name or trademark, as in the reasonable opinion of Maxim bears such near resemblance to any name and/or trademark of Maxim as might deceive customers or create confusion.

F. Licensee agrees that all License Fees are nonrefundable upon termination of this Agreement.

G. The License shall expire if the aforementioned patents are deemed invalid, unenforceable, they expire; or, if Licensee no longer utilizes the Technology.

8. **Performance**. Licensee shall use reasonable efforts to promote the use of the Technology in all portions of the Area in which Licensee is authorized to use the Technology. Licensee shall maintain accurate and complete well data information and service pricing information with respect to its use of the Technology. Such records shall be kept in such form, as is customary in the industry. Licensee shall make the originals of such records available to Maxim, Maxim' employees, agents or representatives during regular business hours and shall send to Maxim, at Licensee's expense, copies of any such records as Maxim may from time to time reasonably request.

9. **Intellectual Property.**

A. This Agreement shall not be construed to give Licensee any inchoate, vested or future right, title, or interest in any of the patents, licenses, trademarks, or copyrighted material that Maxim now has or may acquire with respect to the Technology, or any improvement, modification, or change in the method, apparatus, equipment, or process regardless of by whom it is made, except to the extent and in the manner, time, and places that Licensee is authorized and permitted to use the Technology as provided by the provisions of this Agreement. Licensee agrees that neither it nor any other entity or persons associated or affiliated with it shall acquire any patentable, proprietary, or property rights or interest in any of the Technology as it previously existed, as it presently exists, or as it may be modified,

developed, refined, changed in the future, regardless of by whom, all of which shall always remain the sale and exclusive property of Licensor.

B. **Grantback:** Licensee agrees that any changes, improvements, or modifications in the method, apparatus, equipment, and/or process which Licensee makes or has made to the Technology shall belong exclusively to Licensor, and that Licensor has full rights to patent, incorporate and utilize such changes or improvements into the Technology. Licensor agrees that all changes, improvements, or modifications in the method, apparatus, equipment, and/or process to the Technology which Licensee makes or has made ("Improvements") will not be shared with or distributed to Other Licensees of the Technology and these Improvements remain for the sole and exclusive use of the Licensee in perpetuity.

C. The Licensee will notify, in writing, the Licensor of all Improvements made to the Technology for which Licensee seeks to ensure patent protection. Licensee will clearly mark said written communication with the words "Patent Protection Sought". In the event that the Licensor does not submit for United States Patent and Trademark Office protection with ninety (90) days of receipt of said written notification, the Licensee will have the right to pursue patent protection on the improvement and will retain the rights associated thereto if so granted by the United States Patent and Trademark Office.

10. **LIMITATION AND DISCLAIMER OF DAMAGES AND EXCLUSION OF WARRANTIES.** LICENSOR SHALL NOT BE LIABLE TO LICENSEE NOR LICENSEE TO LICENSOR FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES,-INCLUDING BUT NOT LIMITED TO LOST OR ANTICIPATED PROFITS, OF ANY NATURE WHATSOEVER. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NONPERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE TECHNOLOGY. LICENSOR SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED BY LAW, OR BY AFFIRMATION, PROMISE, DESCRIPTION OR SAMPLE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, USAGE OR TRADE, OR FITNESS FOR A PARTICULAR PURPOSE. AS ACCEPTABLE AS APPLIED TO THE LAWS OF TEXAS.

11. **WARNING OF INHERENT RISKS.** IT IS EXPRESSLY RECOGNIZED AND ACKNOWLEDGED THAT THE LICENSOR HORIZONTAL TECHNOLOGY IS OPERATED UNDER VERY HIGH PRESSURES AND THAT THERE ARE INHERENTLY AND EXTREMELY DANGEROUS RISKS INVOLVED IN OPERATING THE TECHNOLOGY OR ANY EQUIPMENT UTILIZING HIGH PRESSURES. THE PRESSURES GENERATED BY THE TECHNOLOGY ARE CAP ABLE OF CDITING THROUGH AND PENETRATING ROCK, METAL, CLOTHJNG, SKIN, BONE, AND PROTECTIVE CLOTHING AND GLASSES OR GOGGLES, AND THAT SUCH MAY CAUSE SERIOUS INJURY OR DEATH. ALSO, THE DRILLING AND BLASTING OF OIL AND GAS WELLS AND CHANNELS CAN CAUSE OR CREATE PUNCTURES OR LEAKS IN THE EQUIPMENT, WIDCH CAN ALLOW FLUID UNDER EXTREMELY HIGH PRESSURES TO ESCAPE, WHICH CAN CAUSE SERIOUS JNJURY OR DEATH. LICENSEE SHALL HOLD LICENSOR HARMLESS FROM ANY DEA TH OR

INJURY TO PERSONS OR PROPERTY ARISING OUT OF OR RESULTING FROM THE USE OF THE TECHNOLOGY, OR FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LICENSEE OR LICENSEE'S PERSONNEL.

12. No Agency Created

A. For the protection of both Licensor and Licensee, the relationship created by this Agreement between Licensor and Licensee is not that of principal and agent, and under no circumstances shall either party be considered an agent of the other.

B. Licensee is, and shall remain, an independent contractor/business entity, and Licensee alone shall be answerable for any loss or damage caused by it or its employees or agents. Licensee may, if it wishes, indicate in its advertising and on its stationery that it is an authorized Maxim licensee, provided that Licensee clearly understands and states that it is separately owned and operated.

C. Licensor does not authorize Licensee to represent itself as Maxim, or does Licensor authorize Licensee to pledge the credit of Maxim, or enter into any contract for Maxim, nor does Licensor convey to Licensee any property interest in Maxim's name, trademarks, or patents.

13. **Assignment of Agreement or Sub-Licensing**. This agreement may not be assigned by Licensee except as provided in Section 7, Subsection C, i.

14. **Severability**. If any provision of this Agreement is held to be invalid, or unenforceable, or is not enforced, this Agreement shall be considered divisible as to such provisions, and the remainder of the Agreement valid and binding as though such provision were not included in this Agreement.

15. **Prevailing Law and Jurisdiction.** This Agreement shall be construed and interpreted in accordance with the laws of Texas. Jurisdiction for any dispute arising out of any term or matter related to this License and any sub-licenses shall be the courts of Texas.

16. **Arbitration**

A. All disputes under this Agreement shall be settled by arbitration at such time pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any Party hereto giving written notice to the other Party that a dispute has been referred to arbitration under this Section. Each Party shall each appoint one individual as an arbitrator and the two individuals so appointed shall select another individual to serve as the third and final member of the arbitration panel. Any award rendered by the arbitrators shall be conclusive and binding upon the Parties provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Parties, and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right to appeal therefrom. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any position or claim of a Party Of any defense or objection thereto was unreasonable, the

arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other Party (including reasonable attorneys' fees and fees of the arbitrators) against the Party raising such unreasonable position, claim, defense or objection.

B. To the extent that arbitration may not be legally permitted hereunder and the Parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any Party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section shall prevent the Parties from settling any dispute by mutual agreement at any time.

17. **Force Majeure.** Neither party shall be liable for failure to perform its part of this Agreement when the failure is due to fire, floods, strikes, or other industrial disturbances, inevitable accident, war, riot, insurrection, act of terrorism or other causes beyond the control of the party claiming force majeure. The party most affected shall act diligently to remove the force majeure condition at the earliest practicable time. In no event shall financial inability to pay be considered force majeure; nor shall force majeure excuse any party's obligation to pay pursuant to this Agreement, any sums for which such party became obligated prior to the occurrence of the force majeure event.

18. **Compliance with Law.**

A. Licensee agrees that it will not knowingly and willfully violate any material applicable law or regulation of any country, state, or political subdivision thereof in performing or purporting to perform any act arising out of or in connection with this Agreement.

B. Pursuant to the above-stated obligation, Licensee agrees to maintain such records as required by applicable laws and regulations, and to provide reasonable written assurances required by Licensor in connection with such laws and regulations.

19. **Environmental and Occupational Regulations.** It is Licensee's obligation to insure that all environmental and work place regulations applicable to Licensee, either Federal, State or local, are adhered to and that any conditions set by environmental or occupational regulatory agencies such as EPA or OSHA are met by Licensee.

20. **Indemnification.**

A. Licensee agrees to hold Maxim harmless, and to indemnify and defend Licensor for all claims, loses and liabilities ("Losses"), that may occur as the result of Licensee's acts or omissions under this Agreement or otherwise, or arising out of or resulting from the use proper or improper, of the Technology, or from the negligence or willful misconduct of Licensee or Licensee's personnel, or of its sub-licensees or assignees.

B. ATTORNEY FEES. THE SUCCESSFUL PARTY IN ANY LITIGATION SHALL RECOVER ITS ATTORNEY FEES AND RELATED LITIGATION EXPENSES, INCLUDING TIME AND TRAVEL. IN THE EVENT OF THIRD PARTY LITAGA TION INVOLVING THIS AGREEMENT, OR THE USE OF

THIS TECHNOLOGY, IF IT IS ADJUDICATED THAT ONE OF THE PARTIES OF THIS AGREEIVIENT IS AT FAULT, THE OTHER PARTY SHALL BE INDEMNIFIED BY THE THIRD PARTY AT FAULT FOR ITS REASONABLE ATTORNEY FEES, COSTS, AND LITIGATION RELATED EXPENSES, INCLUDING TIME AND TRAVEL EXPENSES.

21. **No Liability on Termination**. The right to termination of this Agreement pursuant to the provisions of this Agreement is absolute and Licensor shall not incur any liability by reason of such termination. Licensee shall release Licensor from damages and from any claim of any nature (including but not limited to damages sustained on account of loss of prospective commission or profits, or on investments, contracts, leases, or other commitments) resulting from or arising out of such termination, provided, however, that nothing in this section shall be construed as a release of any obligation that shall have accrued prior to the effective date of such termination and that is preserved pursuant to this Agreement.

22. **Notices.** Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when either personally delivered or mailed by certified or registered mail to the address of each party as provided below. The address of either party may be changed by giving written notice of such change to the other party. Notices may also be given by such other means as are acceptable to and agreed upon by the parties to this Agreement.

A. Notices sent to Maxim shall be addressed as follows:

Mr. Dan Williams
Maxim, Inc.
9400 Grogan's Mill Road, Suite 205
Houston, Texas 77380

B. Notices sent to Licensee shall be addressed as follows:

Mr. Richard Rigmaiden
Power Hydraulics, LLC
1632 Broad Street
Lake Charles, LA 70601

23. **Confidentiality**. Information furnished by one Party of this Agreement to the other Party (the "Giving Party" and the "Receiving Party", respectively) with respect to the Technology and Products that is designated by the Giving Party as confidential and proprietary shall be held by the Receiving Party in confidence during the term of this Agreement and for five (5) years thereafter. Upon the effectiveness of termination of this License, all such confidential and proprietary information, including all copies of such information, and any other information not specifically designated by the originating Party for release to the public that may come into the possession of the opposing Party during the term of this Agreement, including all copies of such information, shall be delivered by the opposing Party to the originating Party when requested to do so by the originating Party without making or retaining copies or excerpts of such information.

24. **Disclaimer**. IN NO EVENT SHALL LICENSOR OR LICENSEE BE LIABLE TO EACH OTHER FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR

FOR LOSS OF ANTICIPATED PROFITS ON ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE TECHNOLOGY.

25. **No Warranty**. NO WARRANTY IS GIVEN THAT THE TECHNOLOGY WILL INCREASE PRODUCTION IN ANY GIVEN WELL OR THAT IT WILL MILL WELL CASINGS OR JET LATERALS UP TO ANY PARTICULAR STANDARD.

26. **Maxim Warranty.** Maxim warrants that it is the owner of and has the rights to License the Horizontal Drilling Technology embodied in United States Patent Numbers #5413184, #6125949 and #5853056.

27. **Venue**. The venue for any action arising out of any dispute between the parties to this Agreement shall be Texas.

28. **Entire Agreement**. This Agreement shall constitute the entire License Agreement between Maxim and Licensee regarding the license of the Technology by Maxim to Licensee, and any prior understanding or representation of any kind preceding the date of this Agreement and regarding the license of the Technology shall not be binding upon either party except to the extent incorporated in this Agreement.

29. **Modification of Agreement**. Any modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.

30. **No Waiver**. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement or the waiver of any breach of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain if full force and effect as if no such forbearance or waiver had occurred.

31. **Tax.** All prices are exclusive of any Federal, State or Special Taxes imposed on the sale or use of the Technology, merchandise and services listed, which taxes, where applicable to Licensee, will solely be Licensee's responsibility and borne by Licensee.

32. **Authority.** Each individual signing this Agreement on behalf of the corporations represent that they have the necessary authority to execute this Agreement on behalf of such entity, and that all necessary corporate action has been taken to fully approve the execution of this Agreement.

IN WITNESS WHEREOF, the parties have subscribed their names and signatures effective upon the date first written above.

Maxim TEP, Inc.

[signature] Date: 7/2/05

Dan Williams, President

Power Hydraulics, LLC

[signature] Date: 7/2/05

Richard Rigmaiden, President

EXHIBIT A

The DOWN-HOLE EQUIPMENT consists of the following items as described and used in the Unites States Patent Numbers 5,413,184, 5,853,056 and 6,125,949:

1. "Positive Displacement Motor": A down-hole positive displacement motor (with anti-rotation wing) used to rotate a mechanical Flex-Shaft used to cut a hole in the well casing

2. "Flex Shafts": A mechanical device consisting of a series of rigid shafts and flexible links/joints used to transmit the torque created by the Positive Displacement Motor around the Elbow in order to turn a Casing Cutting Implement.

3. "Casing Cutting Implement": A durable bit or milling ball that relies on the rotation of the Flex Shaft to mechanically cut or mill through the well casing; the High Pressure Nozzle is then moved through this newly cut hole in the casing.

4. "High Pressure Nozzle": A stationary nozzle capable of withstanding high pressures is directly secured to the end of a flexible high pressure jetting hose via a high pressure connection (e.g. threaded onto a crimp fitting). The flexible jetting hose and High Pressure Nozzle move as one unit to transition through the Elbow, through the hole in the casing and out into the formation.

5. "Elbows": A solid head affixed to the bottom of the production tubing through which runs a guide corridor that is used to direct the Flex-Shaft and Casing Cutting Implement to the inner casing surface. After an opening has been cut/milled in the casing, the Elbow guides the High Pressure Nozzle through the hole in the casing. The Elbow comes in varying sizes including, but not limited to, 4.5", 5.5" and 7".

6. "High Pressure Down-Hole Filter": A high pressure filter used in-line with the coiled tubing and jetting hose to filter out contaminants that might clog the High Pressure Nozzle.

Licensee agrees and acknowledges that the Down-Hole Equipment is to be licensed and that the Down-hole Equipment is referred to as the Technology.

Licensee agrees and acknowledges that the Down-Hole Equipment consisting of: the Positive Displacement Motor, Flex Shaft(s), High Pressure Nozzle, Casing Cutting Implement, Elbow(s) and High Pressure Down-Hole Filter as described above and used in Patents 5,413,184, 5,853,056 and 6,125,949 now in research and development or developed in the future for use in or on the Device, listed as or used as Down-Hole Equipment, shall always remain the property of Maxim regardless of who designs, develops or pays to have it built, manufactured, or fabricated.

Licensee agrees and acknowledges that the License fee and Royalty fees cover use only of the Down-Hole Equipment and not ownership of it and upon termination of this agreement according to its terms, Licensee will cease from further use of the Down-Hole Equipment and return all the Down-hole Equipment to Maxim.

Exhibit B

Payments of Percentage of Gross Revenues Schedule

The Schedule of Percentage of Technology-Based Gross Revenues, as collected, is as follows:

Percentage	Minimum Range	Maximum Range
10%	$ -	$ 2,500,000
9%	$ 2,500,001	$ 5,000,000
8%	$ 5,000,001	$ 7,500,000
7%	$ 7,500,001	$ 10,000,000
6%	$ 10,000,001	to infinity